Exhibit 99.2

                    COMMERCIAL AND INDUSTRIAL LEASE AGREEMENT

 THIS LEASE is made as of the 30th day of January 1 998, between COLE TAYLOR BANK, not personally but as Trustee under Trust Agreement dated September 30, 1997, and known as TRUST No.97-7559 as Lessor, and KVH INDUSTRIES, INC as Lessee.

 Lessor hereby leases to Lessee, and Lessee hereby accepts, the following described Premises, hereinafter referred to as the "Premises", in the Village of Tinley Park, County of Will, State of Illinois.

 To wit: approximately 22,979 rentable square feet (RSF) of space subject to a final space plan, as described on Exhibit A attached hereto within 101,052 total rentable square feet of Building space, located at 8400 W. 1 85th Street, Tinley Park, IL (the "Building") together with the loading bays adjacent to the Premises and the appurtenant right, in common with other tenants, to use the common walkways, driveways and other common elements of the Building, for a Term of seven (7) years and zero (0) months, beginning on the 1st day of April. 1998, and ending on the 31st day of March 2005 for which Lessee agrees to pay the Lessor base rent ("Base Rent1'), in monthly installments (refer to base rent schedule below) each due and payable on the first day of each and every month of the Term hereof, without set-off or deduction, in advance at 18020 S. Oak Park Avenue, Tinley Park, IL or at such other place as Lessor may designate from time to time, in writing. All charges, costs and sums required to be paid by Lessee to Lessor under this Lease in addition to Base Rent shall be deemed "Additional Rent" and Base Rent and Additional Rent shall hereinafter collectively be referred to as "Rent". Lessee's covenant to pay Rent shall be independent of every other covenant in this Lease.

 BASE RENT SCHEDULE

         Months                   1 - 12                           $12,676.75/mo
         Months                   13 - 24                          $13,057.05/mo
         Months                   25 - 36                          $13,448.76/mo
         Months                   37 - 48                          $13,852.23/mo
         Months                   49 - 60                          $14,267.79/mo
         Months                   61 - 72                          $14,695.83/mo
         Months                   73 - 84                          $15,136.70/mo

     1. USE OF PREMISES: Lessee agrees to use and occupy the Premises only for the following use: Office/Warehouse/Assembly/Manufacturing and for no other purpose without Lessor's consent.

 2. POSSESSION AT BEGINNING OF TERM: Improvements to the Premises ("Initial Tenant Improvements") are to be made by Lessor, as described on an addendum to this Lease in the form of a space plan and written specifications mutually agreed to by Lessor and Lessee (the "Plans and Specifications"). If such improvements to be made by Lessor shall require further definition or approval by Lessee, Lessee shall give review and approval or disapproval promptly and on a reasonable basis upon request therefore by Lessor. Lessee shall be responsible for all costs, including lost rent, resulting from any delays in review, approvals or otherwise caused by Lessee. Lessor shall use due diligence to complete the Initial Tenant Improvements and give possession of the Premises as nearly as possible at the beginning of the Term of this lease, and Rent shall abate prorata, and the expiration date shall be extended, for the period of any delay in so doing (subject to force majeur and Lessee's responsibility for delays caused by Lessee). Lessee shall make no other claim against Lessor for any such delay.

 With respect to the Initial Tenant Improvements to the Premises as specified in the final Plans and Specifications, Lessor shall indicate, prior to finalizing the Plans and Specifications, which improvements, if any, that Lessee may be required to remove from the Premises at the expiration of the Term (as the same may be extended) of this Lease (the "Removal Initial Improvements"), and which such improvements, if any, that Lessee may be required to leave at the Premises at the expiration of the Term (as the same may be extended) of this Lease (the "Forfeited Initial Improvements"). Lessee shall remove the Removal Initial Improvements prior to the expiration of the Term unless notified by Lessor in writing thirty (30) days prior to such expiration (as the same may be extended), repairing any damage to the Premises caused by such removal. Lessee shall have no obligation to remove any of the Initial Tenant Improvements made to the Premises specified in the final Plans and Specifications. Except for the Forfeited Initial Improvements, Lessee shall have the right, but not the obligation, to remove from the Premises Lessee's improvements to the Premises, provided that Lessee repair any damage to the Premises caused by such removal.

 3. INSURANCE: Lessee shall not do or permit anything to be done or keep or permit anything to be kept in the Premises which would increase the fire or other casualty insurance rate on the Building or the property therein or which would result in insurance companies of good standing to refuse to insure the Building or any such property on a standard risk basis. If use of the Premises by Lessee so increases such cost of insurance, Lessee shall pay such increased cost to Landlord on demand as Additional Rent, but such demand, or acceptance of such payment, shall not be construed as consent by Lessor to Lessee's such use or limit Lessor's further remedies under this Lease.

 4.      TAXES, INSURANCE. EXPENSES:

         A. In addition to all other amounts set forth in this Lease, Lessee shall pay to Lessor, as Additional Rent, Lessee's prorata share of the total real estate taxes levied on the Building and becoming due and payable in each year of the Term. Such Additional Rent shall be prorated to reflect the actual Term of the Lease during the first and last Lease years. Should the State of Illinois or any political subdivision thereof, or other governmental authority having jurisdiction over the Building, impose a tax, assessment, charge or fee or increase any existing tax, assessment charge or fee which Lessor shall be required to pay, either by way of substitution for such real estate taxes or otherwise or impose an income or franchise tax or tax on rents in addition to or as a substitution for a general tax levied against the Building, such taxes, assessments, charges or fees shall be deemed to constitute a real estate tax hereunder. In the case of special taxes or assessments which may be payable in installments, only the amount of each Installment and interest thereon paid during a calendar year shall be included in taxes for that year. In addition, Lessee shall pay to Lessor, as additional rent, Lessee's prorata share of Lessor's reasonable costs and expenses (including reasonable attorneys' fees) in contesting or attempting to reduce any taxes.

                  Notwithstanding the foregoing, real estate taxes shall exclude include (a) federal, state or local income, franchise or estate taxes, and (b) interest and penalties assessed by reason of Lessor's failure to pay such real estate taxes when due. Lessor agrees that if any special taxes or assessment shall be levied against the Building, to elect to pay such assessment over the longest period of time permitted by law.

         B. Lessee shall also pay to Lessor as Additional Rent, in each year of the Term, Lessee's prorata share of the expenses Incurred by Lessor for fire, flood, extended coverage, rent loss, umbrella, public liability and property damage insurance on the Building in each year of the Term.

                  Such insurance expenses shall exclude premiums to the extent any unusual Lessee activity (other than that caused by Lessee) causes Lessor's existing insurance premiums to increase or requires Lessor to purchase additional insurance, but only to the extent such additional cost can be identified by the insurer.

         C. Lessee will pay to Lessor as further Additional Rent in each year of the Term, Lessee's prorata share of ~e costs of operating, maintaining, managing, protecting and repairing the Building, in addition to the items  set  forth  in  Subparagraphs  A and  B  above.  Expenses  to be reimbursed by Lessee shall be in accordance with GAAP Accounting and will include without limitation, gardening and landscaping, repairs and replacement of building components, paving, curbs, sidewalks, landscaping, drainage and lighting facilities, as may from time to time, be necessary, painting, caulking, lighting, sanitary control, removal of snow, trash, rubbish, garbage and other refuse (related to common areas), and ten percent (1 0%) of all the foregoing costs to cover Lessor's administrative and overhead expenses on the Building in each year of the Term.

 Such expenses shall exclude:

     (1) Expenses incurred by Lessor in connection with services or other benefits of a type which are not building standard services or benefits provided to Lessees generally, but which are provided only to specific Lessees;

     (2) Any items to the extent such items are reimbursable to Lessor by Lessee (other than through Additional Rent), by other Lessees or occupants of the Building, or by any third parties;

     (3) Salaries of officers and executives of Lessor not connected with the operation of the Building;
     (4) All costs related to the preparation of any portion of the Building for occupancy by a Lessee or other occupant;

     (5) All costs incurred by the negligent acts or omissions of Lessor, its agents and employees;

     (6) Advertising and promotional expenses associated with the marketing of vacant space in the Building;

     (7) Costs properly chargeable to the capital account, except for capital expenditures to the extent they reduce other operating expenses or such capital expenditures that are required by changes in any governmental law or regulation, in which case such expenditures, plus interest on the unamortized principal investment at ten and one-half percent (10.5%) per annum, shall be amortized over the life of the improvements and shall be included in Common Area Expenses;

     (8) The cost of correcting defects in the initial construction of the Building;

     (9) Depreciation and amortization, except to the extent provided above;

     (10) Interest, mortgage charges and real estate taxes;

     (11) Costs and expenses incurred by Lessor in connection with the repair of damage to the Building or Property caused by fire or other casualty, insured or required to be insured against hereunder;

     (12) The cost of any item for which Lessor is reimbursed through condemnation awards;
     (13) Payments for rented equipment, the cost of which equipment would constitute a capital expenditure if the equipment were purchased; and

     (14) Costs incurred due to violation by Lessor or any other tenant of the Building of any lease or any laws, rules, regulations or ordinances applicable to the Building.

         D. It is intended that the Additional Rent described in Subparagraphs A, B and C above shall commence as of the commencement of the Lease Term and shall be paid as nearly as possible in equal monthly installments during the Term of the Lease. Accordingly, Lessor may notify Lessee of Lessor's reasonable estimate of the amount for which Lessee will be obligated hereunder and on the first day of the month after Lessor so notifies Lessee that Additional Rent is due hereunder, Lessee shall pay Lessor a sum equal to 1/1 2 of such Additional Rent multiplied by the number of months which has passed during the year. Thereafter, Lessee shall pay 1/12th of such Additional Rent on the first day of each ensuing month including months in the succeeding year until a new determination has been made. Lessor will submit invoices and such backup data to Lessee from time to time but not more than once each year of the term to substantiate the computation and allocation of Additional Rent, and actual Additional Rent shall be reconciled with estimated payments after each year of the Lease Term.

         For all purposes of this Lease, Lessee's prorata share shall be 22.74%.

         F. Audit. Within sixty (60) days of receipt of notice for Additional Rent each year of the term, Lessee shall have the right to cause Lessor's determination of Additional Rent to be audited by a certified public accountant reasonably acceptable to Lessor. The determination by such accountant shall be final. If such audit shall indicate that Lessor's determination of any of the foregoing is (i) overstated, or
         (ii) understated, then in the case of (i) Lessor shall credit the difference against monthly installments of Rent next thereafter coming due (or refund the difference if the Lease Term has ended and Lessee has no4urther obligation to Lessor), or in the case of (ii) Lessee shall pay to Lessor, as Additional Rent, the amount of such excess. The cost of such audit shall be paid for by Lessee. Lessor's obligation under this Paragraph 4F shall survive the expiration of the Lease Term or earlier termination of this Lease.

 5. INDEMNITY AND PUBLIC LIABILITY: Lessee covenants at all times to save Lessor harmless from all loss, liability, cost, expense or damages that may incur or which may be claimed with respect to any person or persons, corporation, or property on or about the Premises or resulting from any act done or omission by or through the Lessee, its agents, employees, invitees, or any person on the Premises by reason of Lessee's use (except to the extent caused by the negligent or willful acts and or omissions of Lessor, or those acting through Lessor). Lessor covenants at all times to save Lessee harmless from all loss, liability, costs, expense or damages that may incur or which may be claimed with respect to any person or persons, corporation or property as a result of any act done and or omission by Lessor its agents, employees or invitees. Lessee further covenants and agrees to maintain at all times, during the Term of this Lease, comprehensive public liability insurance reasonably satisfactory to Lessor, protecting and indemnifying Lessor in an amount of not less than ONE MILLION DOLLARS ($1, 000,000.00}, combined single limit for bodily injury or property damage. Lessee shall furnish Lessor with copies of such policies or a current certificate or certificates of insurance, evidencing such insurance so maintained by Lessee. These copies or certificates shall include an endorsement which states that insurance shall not be canceled except upon not less than thirty days (30) prior written notice to Lessor, and will include Lessor and Lessor's management agent as additional insured on the liability insurance policy. As additionally insured on the liability insurance policy maintained by Lessee, the following will be listed:

 (i) TCB Development Corporation, its affiliates and subsidiaries, managing agent for Cole Taylor Trust No.97-7559 as its interests may appear.

         A. Lessor's Insurance. Lessor agrees throughout the Term of this Lease, including any extension periods, to maintain property insurance on the Building insuring against loss or damage to the Building on a comprehensive all risk basis, including, but not limited to, fire, windstorm and other hazards, casualties and contingencies, vandalism and malicious mischief as are usually covered by extended coverage policies, and flood in an amount not less than the full repair and replacement value of the Building and Lessor's fixtures therein.

 6. ASSIGNMENT. SUBLETTING AND TERMINATION: Lessee shall not assign, transfer or encumber this Lease and shall not sublease the Premises or any part thereof or allow any other person to be in possession thereof without the prior written consent of Lessor in each and every case, which will not be unreasonably withheld conditioned or delayed. If Lessee makes a permitted assignment of this Lease, Lessee shall have no further obligations or liability under this Lease after such assignment.

 Notwithstanding the foregoing, Lessor's consent shall not be required for any assignment or sublet to an entity controlling, controlled by, in common control with Lessee, nor to any entity that succeeds to Lessee's interest in this Lease by reason of merger, acquisition, consolidation or reorganization; provided, however, such successor entity shall have a net worth comparable to Lessee as of the date of initial Lease commencement.

 7. SIGNS AND ADVERTISEMENTS: Lessee shall not put upon nor permit to be put upon any part of the Premises or the Building, any signs, billboards or advertisements without the prior written consent of Lessor, which will not be unreasonably withheld, conditioned or delayed. Lessor acknowledges and agrees that Lessee should be permitted to install monument signage, subject to municipal requirements and park covenants.

 8. ACCEPTANCE. MAINTENANCE. AND REPAIR: Lessee has inspected and knows the condition of the Premises and accepts the same in their present condition (subject to completion by Lessor of any improvements to be completed by Lessor as expressly provided herein. Lessee shall take good care of the Premises and the equipment and fixtures therein (including, but not limited to, replacement of parts and components of heating and air conditioning equipment) and shall keep the same in good working order and condition, including particularly, but not limited to, protecting water pipes, heating and air conditioning equipment, plumbing, windows, doors, frames, glass, and dock bumpers, fixtures, appliances, and sprinkler system from becoming frozen or being damaged. At the expiration of the term, Lessee shall surrender the Premises broom clean, in as good condition as the reasonable use thereof will permit. All damage or injury to the Premises not caused by fire or other casualty, all violations of any codes, laws or ordinances, respecting the Premises arising out of Lessee's acts or omissions, and all damage to glass, windows, walls, ceilings, flooring and doors shall be promptly repaired and corrected by Lessee. Lessee shall maintain a service and repair contract as approved by Lessor on the heating and air conditioning system at the Premises.

 9. LESSOR'S RIGHT OF ENTRY: Lessor or Lessor's agent may enter the Premises at reasonable hours upon reasonable prior notice (except in case of emergency) to examine the same and to do anything Lessor may be required to do hereunder or which Lessor may deem necessary for the good of the Premises or the Building; and, during the last 1 20 days of this lease, Lessor may display a "For Rent" sign on, and show the Premises.

 10. PARKING LOT MAINTENANCE: Lessee shall insure that the parking lot is not damaged by placement or movement by Lessee or those acting through Lessee, of trash containers, trucks or otherwise and Lessee shall be responsible for the repair of same during the Term of the lease and upon termination thereof. Lessee understands and agrees that no personal property shall be stored in the parking area or outside the Building without prior written consent of Lessor.

 11. MAINTENANCE AND REPAIR BY LESSOR: Lessor shall keep in repair, the structural portions of the roof, floor, foundation and exterior walls (exclusive of inside surfaces), gutters and downspouts of the Building (with the costs therefore to be included in the costs recovered under Paragraph 4C above and subject to the exclusions listed in Paragraph 4C), except as to damage arising from the negligence of the Lessee, but nothing herein shall be construed as requiring Lessor to repair any front or other part installed by the Lessee. Lessor reserves the right to the exclusive use of the roof and exterior walls.

         If by reason of inability to obtain and utilize labor, materials or supplies; circumstances directly or indirectly the result of a state of war or national or local emergency; any laws, rules, orders, regulations or requirements of any governmental authority now or hereafter in force; strikes or riots; accident in, damage to or the making or repairs, replacements, or improvements to the Premises or any of the equipment thereof; or by reason of any other cause beyond the reasonable control of Lessor, Lessor shall be unable to perform or shall be delayed in the performance of any covenant to supply any service, such nonperformance or delay in performance shall not render Lessor liable in any respect for damages to either person or property, constitute a total or partial eviction, constructive or otherwise, work an abatement of rent or relieve Tenant from the fulfillment of any covenant or agreement contained in this Lease. Notwithstanding the foregoing if any of the foregoing shall render the Premises unusable by Lessee for more than fourteen (14) consecutive days, Lessee shall be entitled to an equitable abatement of the rent due hereunder to the extent and for such period of unuseability to the extent Lessor is covered by applicable insurance.

 12. DAMAGE BY CASUALTY: Throughout the term of this Lease, Lessor shall maintain commercial property insurance policy with a special broad causes of loss from (formerly known as "all risk" insurance) covering the Building (including the Premises), with an agreed amount endorsement, in an amount not less than the full replacement cost of the Building, subject to a customary deductible limit not greater than $10,000.00. The proceeds of such insurance shall be received in trust and applied to the repair and reconstruction of the Building (including repairs to the Premises). In case the Premises or the Building shall be destroyed or shall be so damaged by fire or other casualty as to become untenantable, then in such event, all rent otherwise accruing under this Lease shall abate until the damage is repaired or restored and, if this Lease shall be terminated in the manner provided below, from the date of such damage or destruction and Lessee shall immediately surrender the Premises and all interest therein to Lessor, and Lessee shall pay Rent only to the time of such fire or casualty. Notwithstanding the above, Lessor shall be obligated to rebuild the Building (including the Premises) to the extent that insurance proceeds (together with the so-called "deductible") will cover the cost of the rebuilding and restoration. In the event Lessor has not started rebuilding within three (3) months of damage or completed construction within seven (7) months of damage, Lessee, at Lessee's option, may cancel this Lease provided such damage was not caused by Lessee. In case this Lease is not so terminated, this Lease shall continue in full force and effect and the Lessor shall repair the Building and the Premises with all reasonable promptness, placing the same in as good a condition as they were at the time of the damage or destruction, and for that purpose may enter said Premises. In such event, rent shall abate in proportion to the extent and duration of untenantability. In either event, Lessee shall remove all rubbish, debris, merchandise, furniture, equipment and other of its personal property, within ten (10) days or less after the request of the Lessor. If the Premises shall be but slightly injured by fire or other casualty, so as not to render the same untenantable and unfit for occupancy, then the Lessor shall repair the same with all reasonable promptness, and in that case the rent shall not abate. No compensation or claim shall be made by or allowed to the Lessee by reason of any inconvenience or annoyance arising from the necessity of repairing any portion of the Building or the Premises, however this necessity may occur. Notwithstanding anything to the contrary herein set forth, but provided that Lessor maintains the insurance required under this Paragraph 1 2, Lessor shall not be obligated to repair or restore the Premises or the Building if the damage or destruction is due to an uninsured casualty or to the extent that any Mortgagee applies proceeds of insurance to reduce its loan balance and the remaining proceeds available to Lessor plus the "deductible" amount and any self insured amounts are not sufficient to pay for such repair or restoration.

 13. PERSONAL PROPERTY: Lessor shall not be liable for any loss or damage to any merchandise, fixtures, equipment or personal property of Lessee or any other party in or about the Premises, regardless of the cause of such loss or damage and shall not be required to repair or replace such personal property in the event of a casualty loss. Lessee will maintain insurance on all property of Lessee and any other party which at any time is at or in the Premises, such insurance to be for the full value of such property and to include a waiver of all rights, including subrogation, against Lessor and its agents and employees for damage to such property

 14. ALTERATIONS: Lessee shall not make any alterations or additions in or to the Premises, without the prior written consent of Lessor not to be unreasonably withheld, delayed or conditioned. At the time Lessor grants its consent, Lessor shall indicate which such alterations, additions or improvements, if any that Lessee may be required to remove from the Premises at the expiation of the Term (as the same may be extended) of this Lease (the "Removal Alterations"), and which such alterations, additions or improvements, if any that Lessee may be required to leave at the Premises at the expiration of the Term (as the same may be extended) of this Lease (the "Forfeited Alterations"). Lessee shall remove the Removal Alterations prior to the expiration of the Term unless notified by Lessor in writing 30 days prior to such expiration (as the same may be extended), repairing any damage to the Premises caused by such removal. Lessee shall surrender the Forfeited Alterations to Lessor at the expiration of the Term or earlier termination of this Lease. Except for the Removal Alterations, Lessee shall have no obligation to remove any alterations, additions or improvements made during the Term (as the same may be extended) of this Lease, to which Lessor has given its consent. Except for the Forfeited Alterations, Lessee shall have the right, but not the obligation, to remove from the Premises alterations, additions and improvements made during the Term (as the same may be extended) of this Lease, provided that Lessee repair any damage to the Premises caused by such removal. Lessor agrees that Lessee shall have the right to install a security system in the Premises and a concrete pad and security fencing on the exterior of the Building to house gas (non-fuel) tanks for use in Lessee's business subject to Landlord reasonable approval.

 15. UTILITIES AND SERVICES: Lessee shall obtain and pay for all electricity, gas, water, fuel and any services or utilities used in or assessed against the Premises including, but not limited to, any charges for the burglar and fire monitoring systems which shall include line and installation charge if necessary, unless otherwise herein expressly provided.

 16. PUBLIC REQUIREMENTS: Lessee shall, at its own cost and expense, promptly and properly observe, comply with and execute, all present and future orders, regulations, directions, rules, laws, ordinances and requirements of all Governmental authorities, (included but not limited to, State, Municipal, County and Federal Governments and their departments, bureaus, boards, and officials), and shall comply with Loss Control Requirements issued by Lessor's insurance company(ies), affecting the Premises and Lessee's use thereof, and save Lessor harmless from expense or damage resulting from failure to do so. Notwithstanding the foregoing, Lessee shall have no obligation to make alterations or improvements to the Premises as a result of the foregoing unless required as a result of Lessee's unique use of the Premises.

 17. CONDUCT OF OPERATIONS: Lessee agrees to conduct its business in a manner that will not be objectionable to other tenants in the Building including noise, vibration, odor, or fumes. In the event Lessor determines that Lessee is conducting its operations in a manner so as to be objectionable to other tenants, Lessee agrees, upon notice from Lessor, to promptly modify the conduct of its operations to eliminate such objectionable operations.

 1 8. FIXTURES: Subject to the rights and obligations contained in paragraphs 2 and 14, all buildings, repairs, alterations, additions, improvements, installations, and any other fixtures used in the operation of the Premises or Building (as distinguished from operations incident to the business of Lessee) shall belong to Lessor and remain and be surrendered with the Premises as a part thereof at the expiration of this Lease or any extension thereof. All of Lessee's trade fixtures and all personal property, fixtures, apparatus, machinery and equipment, now or hereafter located upon the Premises, other than Building fixtures as defined above, shall be and remain the personal property of Lessee and the same are herein referred to as "Lessee's Equipment". Lessee's Equipment may be removed from time to time by Lessee; provided, that if such removal shall injure or damage the Premises, Lessee shall repair the damage and place the Premises in the same condition as it would have been if such equipment had not been installed.

 1 9. EMINENT DOMAIN: If the Premises or any substantial part thereof shall be taken by any competent authority under the power of eminent domain or be acquired for any public or quasi-public use or purpose, the Term of this Lease shall cease upon the date when the possession of Premises or the part thereof so taken shall be required for such use, and Lessee shall have no claim against Lessor for the value of any unexpired term of this lease, nor shall Lessee participate in any award. If any condemnation proceeding shall be instituted in which it is sought to take any part of Lessor's Building or the land under it or if the grade of any street or alley adjacent to the Building is changed by any competent authority and such change of grade makes it necessary or desirable to remodel the Building to conform to the changed grade, Lessor shall have the right to cancel this lease after having given written notice of cancellation to Lessee not less than ninety (90) days prior to the date of cancellation designated in the notice. In either of said events, rent at the then current rate shall be apportioned as of the date Lessee shall cease to have use of the Premises. No money or other consideration shall be payable by the Lessor to the Lessee for the right of cancellation and the Lessee shall have no right to share in the condemnation award or in any judgment for damages caused by the taking or the change of the grade. Nothing in this paragraph shall preclude an award being made to Lessee for loss of business or depreciation to and cost of removal of equipment or fixtures or Lessee's cost of moving, provided that such award to Lessee would not reduce the award that would otherwise be payable to Lessor.

 20. WAIVER OF SUBROGATION: Lessor and Lessee agree to have all fire and extended coverage insurance which may be carried by either of them endorsed with a clause providing that any release from liability of or waiver of claim for recovery from the other party entered into in writing by the insured thereunder prior to any loss or damage shall not affect the validity of said policy or the right of the insured thereunder to recover therefrom and providing further that the insurer waives all rights of subrogation which such insured might have against the other party. Without limiting any release or waiver of liability or recovery contained in any other section of this Lease, but rather in confirmation and furtherance thereof, Lessor waives all claims for recovery from Lessee and Lessee waives all claims for recovery from Lessor, and their respective agents, partners, officers and employees for any loss or damage to any of their respective property insured under valid and collectible insurance policies or which would have been so insured if insurance required by this Lease had been properly maintained.

 21. DEFAULT AND REMEDIES: In the event: (a) Lessee fails to pay any Rent (whether Base Rent or Additional Rent or any other sum due hereunder), within five (5) days after written notice from Lessor provided however after second such notice within a twelve (1 2) month period during the term, no such notice will be required from Lessor; (b) Lessee fails to comply with any other term, provision, condition or covenant of this lease for fifteen (1 5) days after notice thereof specifying the items in default or additional time as may be reasonably necessary provided Lessee shall have commenced cure within such fifteen (1 5) day period and is diligently completing the same; (c) Lessee abandons or vacates the Premises; (d) any petition is filed by or against Lessee under any section or chapter of the Federal Bankruptcy Code as amended, or under any similar law or statute of the United States or any state thereof (and in the case of a petition filed against Lessee, the same shall not be dismissed within forty-five (45) days after written notice from Lessor); (e) Lessee becomes insolvent or makes a transfer in fraud of creditors; (f) Lessee makes any assignment for benefit of creditors; or (g) a receiver is appointed for Lessee or any of the assets of Lessee, and the same shall not be dismissed within forty-five (45) days after written notice from Lessor, then in any of such events Lessee shall be in default and, Lessor shall have the option to do any one or more of the following in addition to and not in limitation of any other remedy permitted by law; to enter upon the Premises or any part thereof either with or without the process of law, and to expel, remove and put out Lessee or any other persons who might be thereon, together with all personal property found therein; and, Lessor may terminate this Lease or it may, without terminating this Lease, terminate Lessee's right to possession and relet the Premises or any part thereof for such term or terms (which may be for a term extending beyond the Term of this lease) and at such rental or rentals and upon such other terms and conditions as Lessor in its sole discretion may deem advisable, with the right to repair, renovate, remodel, redecorate, alter and change the Premises. At the option of Lessor, rents received by Lessor from such reletting shall be applied first to the payment of any indebtedness from Lessee to Lessor other than Rent due hereunder; second, to payment of any costs and expenses of such reletting including, but not limited to, attorney's fees, advertising fees and brokerage fees, alterations and changes in the Premises; third, to the payment of Rent due and payable hereunder and interest thereon, and if after applying said rentals there is any deficiency in the Rent and interest to be paid by Lessee under this lease, Lessee shall pay any such deficiency to Lessor and such deficiency shall be calculated and collected by Lessor monthly. No such re-entry or taking possession of said Premises shall be construed as an election of Lessor's part to terminate this Lease unless a written notice of such intention is given to Lessee. Notwithstanding any such reletting without termination, Lessor may at any time thereafter elect to terminate this Lease for such previous breach and default.

         Should Lessor at any time terminate this Lease as a result of any default of Lessee hereunder, in addition to any other remedy Lessor may have, Lessor may recover from Lessee a sum, which at the time of such termination of this Lease, represents the then present value of the excess of the aggregate amount of Base Rent and all Additional Rent under Article 4 which would have been payable by Lessee (conclusively presuming the average monthly Additional Rent under Article 4 to be the same as if it where payable for the year, or if less than 365 days have lapsed since the commencement of this Lease, the partial year, immediately preceding such termination) for the period commencing with such termination of this Lease and ending with the date contemplated as the expiration date hereof, as if this Lease had not so terminated, over the fair market rental value (as reasonably determined by Lessor) of the Premises for such period. Lessor shall have the right to seek redress in the courts at any time to correct or remedy any default of Lessee by injunction or otherwise, without such action constituting or being deemed a termination of this Lease, and Lessor, whether this Lease has been or is terminated or not, shall have the absolute right by court action or otherwise to collect any and all amounts of unpaid Rent or any other sums due from Lessee to Lessor under this lease which were or are unpaid at the date of termination. In case it should be necessary for Lessor to bring any action under this Lease, to consult with an attorney concerning or for the enforcement of any Lessor's rights hereunder, the Lessee agrees in each and every such case to pay to Lessor reasonable attorney's fees.

 22.     SECURITY DEPOSIT:

         A. Concurrently with its execution of this Lease, Lessee shall deliver to Lessor $11,375.00 as security for the performance by Lessee of every covenant and condition of this Lease by Lessee to be performed. Said deposit may be commingled with other funds of Lessor, and shall bear no interest. If Lessee shall default with respect to any covenant or condition of this Lease, including, but not limited to, the payment of any sum due hereunder, then Lessor may use such portion of the security deposit as is necessary to cure such default. In the event, Lessor so uses the security deposit in part or in whole, Lessee will restore the security deposit to the required amount upon notice of said default plus a processing fee of $50.00 for each incident. Should Lessee comply with all of the covenants and conditions of this Lease, the security deposit or any balance thereof shall be returned to Lessee at the expiration of the Term thereof. The security deposit shall not be deemed an advanced payment of Rent or measure of Lessor's damages for any default hereunder by Lessee.

         B. Notwithstanding anything to the contrary herein, the base Rent payable for the first month of the term shall be due and paid to Lessor upon Lessee's execution hereof.

 23. WAIVER: The rights and remedies of the Lessor under this Lease, as well as those provided or accorded by law, shall be cumulative, and none shall be exclusive of any other rights or remedies hereunder allowed by law. A waiver by Lessor of any breach or breaches, default or defaults of Lessee hereunder shall not be deemed or construed to be a continuing waiver of such breach or default nor a waiver of or permission, for any subsequent breach or default, and it is agreed that the acceptance by Lessor of any installment of Rent subsequent to the date the same should have been paid hereunder, shall in no manner alter or affect the covenant and obligation of Lessee to pay subsequent installments of Rent promptly upon the due date thereof. No receipt of money by Lessor after the termination in any way of this Lease shall reinstate, continue or extend the Term. Lessee hereby expressly waives, so far as permitted by law, the service of any notice of intention to re-enter provided for in any statute, except as is herein otherwise provided.

 24. NOTICES: Any notice hereunder shall be sufficient if personally delivered, sent by recognized courier or sent by certified mail, addressed to Lessee at the Premises,
     Attn: Sid Bennett with copies to: KVH Industries, Inc., 50 Enterprise Center, Middletown, R.l. 02842,

     Attn: Chief Financial Officer and Foley, Hoag & Eliot LLP, One Post Office Square, Boston, MA 02109, Attn: Paul R. Murphy, Esq. and to Lessor where Rent is payable. The effective date of such notice shall be upon delivery if personally served, one (1) day after delivery to a courier if served by courier and three
(3) days after delivery of same to the United States Post Office if served by mail.

 25. SUBORDINATI9N: In the event Lessor holds title to the Premises by virtue of a lease, then this shall be deemed a sublease and shall remain subject to all of the terms and conditions of such underlying lease, so far as shall be applicable to the Premises herein leased. This Lease shall also be subject and subordinate to any existing or future mortgage or deed of trust placed upon the Premises or the Building. Lessee hereby agrees to execute from time to time any and all instruments in writing provided that Lessee shall receive a commercially reasonable non-disturbance agreement from a future ground Lessor or mortgagee, which may be requested by Lessor to subordinate Lessee's rights under this lease to the lien of any such mortgage or deed of trust. Lessee agrees to attorn to any ground Lessor, mortgagee or other lien holder which succeeds to Lessor's interest under this Lease.

 26. SUCCESSORS: The provisions, covenants and conditions of this Lease shall bind and inure to the benefit of the legal representatives, heirs, successors and assigns of each of the parties hereto, except that no assignment or subletting by Lessee without the written consent of Lessor shall vest any right in the assignee or sublessee of the Lessee. When used herein Lessor shall mean the party which is from time to time the Lessor under this Lease, and upon transfer of the interest hereunder of a Lessor, such transferor shall have no further liabilities hereunder. Lessor shall have no personal liability for any agreements or obligations under this Lease, all such personal liability being waived by Lessee on behalf of Lessee and every party claiming by, through or under it. All liability of Lessor, if any, shall be satisfied only out of and against Lessor's interest in the Premises and Building.

 27. QUIET POSSESSION: Lessor agrees that so long as Lessee fully complies with all of the terms, covenants and conditions herein contained on Lessee's part to be kept and performed, Lessee shall and may peaceably and quietly have, hold and enjoy the Premises during the term hereof without such possession being disturbed or interfered with by Lessor or by any person claiming by, through or under Lessor.

 28. BANKRUPTCY: Neither this Lease nor any interest therein nor any estate hereby created shall pass to any trustee or receiver in bankruptcy or to any other receiver or assignee for the benefit of creditors by operation of law or otherwise during the Term of this Lease or any renewal thereof.

 29. ENTIRE AGREEMENT: This Lease contains the entire agreement between the parties, and no modification of this Lease shall be binding upon the parties unless evidenced by an agreement in writing signed by the Lessor and the Lessee after the date hereof. If there be more than one Lessee named herein, the provisions of this lease shall be applicable to and binding upon such Lessees, jointly and severally.

 30. ESTOPPEL CERTIFICATE BY LESSEE: Lessee agrees at any time and from time to time, upon not less than ten (10) days prior written request by Lessor, to execute, acknowledge and deliver to Lessor a statement in writing certifying (i) that this Lease is unmodified and in full force and effect (or if there have been modifications that the same is in full force and effect as modified, and stating the modifications), (ii) the date to which the rental and other charges have been paid in advance, if any, (iii) that Lessor is not in default under any term of this Lease (or if any default exists, Lessee will specify), and (iv) that Lessee is in possession of the Premises and containing such other information or agreements as may be requested, it being intended that any such statement delivered pursuant to this paragraph, may be relied upon by any prospective purchaser of the fee, or mortgagee or assignee of any mortgage upon the fee, of the Premises.

 31.  FINANCIAL   INFORMATION:   Lessee  shall  provide   reasonable   financial
information concerning Lessee and ~s operations, upon request of Lessor from time to time, in connection with any proposed financing or sale by Lessor.

 32. ENCUMBRANCES: Lessee shall not perform any act which shall in any way encumber the title of Lessor in and to the Premises or the Building, nor shall the interest or estate of Lessor in the Premises or the Building be in any way subject to any claim by way of lien or encumbrance, whether by operation of law or by virtue of any express or implied contract by Lessee. Any claim to, or lien upon, the Premises or the Building arising from any act or omission of Lessee shall accrue only against the leasehold estate of Lessee and shall be subject and subordinate to the paramount title and rights of Lessor in and to the Premises or the Building. Should the Premises or the Building become subject to any mechanics, laborers' or materialmen's lien on account of labor or material furnished to Lessee or claimed to have been furnished to Lessee, Lessee will promptly pay same or cause the same to be released.

 33. HOLDING OVER: In the event of a holding over by Lessee after expiration of termination of this Lease without the consent in writing of the Lessor, Lessee shall be deemed a Lessee at sufferance and shall pay as liquidated damages, 1 50 % of Rent for the entire holdover period and any consequential damages incurred by Lessor as a result of such holdover.

 34. COMMON AREAS: Lessee agrees to conform with any uniformly applied rules and regulations Lessor may establish from time to time in connection with common areas, including those concerning the parking area and driveways.

 35. JANITORIAL SERVICE AND GARBAGE REMOVAL: Lessee at its own expense shall provide its own janitorial service and garbage removal. Lessee shall not permit the undue accumulation of debris in the Premises or in any area immediately adjoining the Premises.
Dumpsters will be stored within the Premises prior to and immediately following trash removal.

 36. LATE CHARGE: Lessee will pay to Lessor a late charge of ten percent (10%) as Additional Rent on any amount owing to Lessor hereunder which is not paid when due. The late charge will represent a fair and reasonable estimate of the additional cost and expenses Lessor will incur because of Lessee's late payment.

 37. SURRENDER OF POSSESSION: Upon the expiration of the term or earlier termination of this Lease, whether by forfeiture, lapse of time or otherwise, or upon termination of Lessee's right to possession of the Premises, Lessee will at once surrender and deliver the Premises, together with all improvements thereon not removed by Lessee to Lessor broom clean in the same order, condition and repair, as on the commencement date (or put in during the term), reasonable wear and tear and loss due to fire or other casualty for which Lessee is not responsible hereunder excepted. "Broom Clean" means free from all debris, dirt, rubbish, personal property of Lessee, oil, grease, tire tracks or other substances, inside and outside the Building and on the grounds comprising the Premises and with all lighting fixtures in working order.

         Upon termination, Lessee may remove Lessee's Equipment, provided any damage caused by removal of Lessee from the Premises, including any damage caused by removal of Lessee's Equipment shall be repaired and paid for by Lessee. In the event Lessee does not remove Lessee's Equipment and all Lessee's personal property from the Premises within a reasonable time, then, at Lessor's option, Lessee shall be conclusively presumed to have conveyed the same to Lessor under this Lease as a bill of sale without further payment or credit by Lessor to Lessee and Lessor may remove the same and Lessee shall pay the cost of such removal to Lessor upon demand; [avoid, however, Lessee shall have no obligation to remove alterations, additions or improvements to the Premises other than those that are required to be removed by Lessee pursuant to paragraph 2 and paragraph 1 4 herein, or to restore the Premise at the end of the term except as provided herein.

 38. ENVIRONMENTAL MATTERS: Lessee agrees that it will use, handle, treat, transport, store and dispose of any Hazardous Materials (as hereinafter defined) in accordance with the requirements of all applicable laws and regulations, (collectively "Environmental Laws"), including, without limitation, the Occupational Safety & Health Act, as amended, 29 U.S.C. 651 et seq. ("OSHAt'), the Comprehensive Environmental Response & Liability Act, as amended, 42 U.S.C. #9601 et seq. ("CERCLA"), the Resources Conservation & Recovery Act, as amended, 42 U.S.C. #9601 et seq. ("RCRA") and the Superfund Amendments and Reauthorization Act, as amended, 42 U.S.C. #9671 et seq. ("SARA") and will transport such Materials in accordance with Department of Transportation Hazardous Materials Table, as amended 49 C.F.R. 172.101 et seq. The term "Hazardous Materials", when used herein, shall include, but shall not be limited to, any substances, materials or wastes that are regulated by any local governmental authority, the state where the demised Premises is located, or the United States of America because of toxic, flammable, explosive, corrosive, reactive, radioactive or other properties that may be hazardous to human health or the environment, Including asbestos and including any materials or substances that are listed in the United States Department of Transportation Hazardous Materials Table, CERCLA, RCRA, OSHA and SARA or any other applicable governmental regulation imposing liability or standards of conduct concerning any hazardous, toxic or dangerous substances, waste or material, now or hereafter in effect.

 39. BROKERS: Lessee represents that Lessee has dealt with only CB Commercial and Colliers, Bennett & Kahnweiler in connection with this Lease transaction. Lessee covenants to pay, hold harmless and indemnify Lessor from and against any and all costs, expense or liability for any compensation, commissions or charges claimed by any other broker or agent with respect to this Lease arising out of any acts of Lessee.

 40. TENANT IMPROVEMENT ALLOWANCE: Lessor will provide Lessee with a Tenant improvement allowance of $206,811 .00/RSF (the "Tenant Improvement Allowance") as a contribution toward the cost (the "Construction Costs") of completing the Initial Tenant Improvements to the Premises. The Construction Costs shall equal the sum of all actual costs (all of which shall be documented and verifiable) incurred by Lessor in connection with the construction of the Initial Tenant Improvements. All Construction Costs shall be at prices that are consistent with arms' length market rates, and Lessor shall complete the Initial Tenant Improvements using qualified subcontractors, all of whom shall be competitively bid, with the contracts being awarded to the lowest qualified bidder unless otherwise agreed by Lessee. Prior to beginning construction on the Initial Tenant improvements, Lessor agrees to provide Lessee with projections of the Construction Costs, and to periodically update the same. The Construction Costs, in excess of the Tenant Improvement Allowance, plus a fee equal to ten percent (10%) of the Construction Costs (exclusive of engineering, design and other "soft" costs) and Lessor's general condition costs (as set forth in the addendum attached hereto which shall not be in excess of general conditions costs reasonable and customary for the work being performed) shall be paid by Lessee to Lessor within fifteen (1 5) days after receipt of an invoice from Lessor together with reasonable substantiating documentation reasonably acceptable to Lessee.

     41. LESSEE'S ACCESS. Lessee shall have access to the Premises seven (7) days per week, twenty-four (24) hours per day.

 42. OPTION TO EXTEND. So long as Lessee is not in default under this Lease beyond applicable cure periods. Lessee shall have two (2) consecutive options to extend the Term of this Lease for a period of five (5) years each, exercisable by written notice to Lessor delivered not less than twelve (12) months prior to the expiration of the then current Term of this Lease. The Base Rent during either such extension period shall be the then prevailing market rate for comparable space in the market place, inclusive of all inducements and tenant improvements then available. If Lessor and Lessee shall not be able to agree upon a Base Rent for such extension period within 60 days after Lessee shall have delivered to Lessor its extension notice, then Lessee shall have the right to withdraw such extension notice, and the Term of the Lease shall expire on the date originally set forth in the Lease.

 43. OPTION TO CANCEL. So long as Lessee is not in default under this lease beyond applicable cure periods. Lessee shall have the option to terminate this Lease effective anytime after the sixtieth (60th) month of the Term of this Lease, exercisable by written notice to Lessor delivered not less than twelve
(12) months prior to the effective date of such notice. Upon the date of the delivery of written notice of the termination of this Lease, Lessee shall pay to Lessor a termination fee equal to the unamortized portion of any brokerage commission and the tenant improvement allowance provided pursuant to paragraph 40 herein plus four (4) months of the then existing Base Rent, whereupon obligations of Lessee and Lessor hereunder shall cease, this lease shall terminate and be of no further force and effect.

 44. RIGHT OF NOTICE. In the event Lessor receives an inquiry from a third party for the lease of any space in the Building which is contiguous to the Premises which Lessor considers to be an inquiry that could lead to a lease and provided Lessee is no currently in default under this Lease beyond applicable cure periods, Lessor will notify Lessee that such inquiry has been made and allow Lessee a period (as is determined to be reasonable by Lessor under the circumstances, but which will not delay negotiations with such third party) to discuss the leasing of contiguous space by Lessee. The terms of any lease of contiguous space to Lessee shall be such terms, if any, as Lessor and Lessee may agree to at such time, and neither party shall be obligated to agree to any particular terms, to any prescribed negotiation, or to enter into a lease for contiguous space. Among the factors to be considered in any such discussion between Lessor and Lessee concerning contiguous space shall be the length of the proposed lease, the fair market rental rates for contiguous space at such time, creditworthiness issues and the level of Lessee improvements then existing and to be provided in contiguous space. Upon Lessee's request from time to time, Lessor will advise Lessee as to the expiration date for any lease in contiguous space.

 45. PARKING. Lessee shall have the right, at no additional cost, to parking spaces in the parking area adjacent to Lessee's Premises in the amount of one and one-half (1.5) space per 1,000 rentable square feet of the Premises (i.e. currently thirty-five (35) parking spaces). Lessee shall further have the right to request Lessor to construct additional parking spaces in such parking area as may be available at an additional cost at fair market value at time of such request.

 46. ADJACENT USES. Given the unique nature of Lessee's business operations in the Premises, Lessor and Lessee shall agree upon reasonable types of operations for spaces adjacent to the Premises.

 47. ROOF APPURTENANCES. Lessor reserves the right to the exclusive use of the roof and exterior walls; provided that Lessee shall have the right to erect and maintain satellite communications equipment and such other devices, at Lessee's cost subject to all legal requirements. At the expiration or termination of the Lease Lessee shall remove the equipment and any associated wiring and repair all damage caused by the location or removal of the equipment.

 48. SELF HELP. In the event Lessor fails to perform its obligations hereunder and such failure continues for thirty (30) days after receipt of written notice from Lessee to Lessor (or such lesser period of time as shall be reasonable in the event of an emergency), Lessee may perform such obligations and charge Lessor for all reasonable cost and expenses incurred in connection therewith such amounts incurred by Lessee shall be reimbursed by Lessor within thirty (30) days after demand by Lessee accompanied by copies of appropriate invoices and other evidence of payment

 49. BASE BUILDING SPECIFICATIONS. Lessor will provide the base building to Lessee in accordance with Exhibit B. In addition, Lessor will provide 480 volt/800 amp/3 phase electrical power in the warehouse area of the premises.

 IN WITNESS WHEREOF, Lessor and Lessee have executed this Lease as of the day and year first above written.

 LESSOR

 COLE TAYLOR BANK, not personally but as Trustee under Trust Agreement dated September 30, 1 997, and known as TR ST No.97-7559 as Lessor


 By.

 Title:  Trust officer


 LESSEE

 KVH INDUSTRIES, INC.


  By:

 Title:

EXHIBIT B





                  Outline Speculative Warehouse Specifications




                                TINLEY CROSSING I
                              Tinley Park, Illinois

                                   May 1, 1997






                                  Prepared by:
                        McShane Construction Corporation
                          6400 Shafer Court, Suite 400
                               Rosemont, IL 60018
                                  (847) 2924300

             Tinley Crossing I Speculative Warehouse Specifications
                        McShane Construction Corporation

 PROJECT DATA

--------------------------------------------------------------------------------
 Area                 Gross Square Footage Clear         Exterior Wall Material
                                          Height
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 Building             101,052              28' - 0"         Precast and Glass
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 Car Parking          100
-------------------------------------------------------------------------------
--------------------------------------------------------------------------------
 Truck Docks          Exterior: 12         D.I.D.:   2
--------------------------------------------------------------------------------

 *Includes building common area room of 645 square feet located on the East wall of Tenant No.1.

 GENERAL ITEMS INCLUDED

     A. Site and building design per BOCA 1993 and Village Amendments, Handicap Code and ASHRAE design guidelines.

     B. Quality control, testing and safety program: soil, concrete cylinder and asphalt tests, weld inspection.

     C. Construction liability, workmen's compensation and builder's risk insurance.

     D. Field supervision and project management.

 E.      One (1) year guarantee.

 SITE DATA

     A. Grading work based on balanced cut and fill and 3,000 psf soil bearing capacity. Temporary off-site detention shall be utilized with drainage swale.

     B. Grading and granular fill at foundation and two inch (2") granular for concrete slab-on-grade.

     C. Stone/asphalt thickness: 8"12.5" car; 10"/3" truck and drive aisle. Shared truck maneuvering on adjacent lot included.

 D.      Concrete curbs around car and truck paving areas.

 E.      Concrete sidewalks at main entrance and electrical transformer pad.

 F. Sanitary sewer and 1,000 linear feet of fire water piping with three (3) fire hydrants shall be brought from the property line to the building. Storm sewer to outfall to off-site detention on Lot 30.

 G.      Three (3) light poles and ten (10) wall packs.

     H. Landscaping, lawn sprinkler and associated work at an allowance of Forty Thousand and No/l00 Dollars ($40,000.00).

 BUILDING SHELL

 A.      3,000 psi concrete, 28 day mix design.

 B.      Concrete foundations and column pads.

     C. Slab-on-grade shall be six (6) inches thick with fibermesh cured and sealed with Sonneborn Sonosil. Floor flatness 25.

 D. Load bearing, architectural precast office similar to Diehl Center One with punched windows and a stained finish. Glass shall be one inch (1") insulated, tinted pane in aluminum thermobroken frames. "Curved" element to be segmented reflective blue glass.

 E. Load bearing precast on warehouse to extend beyond roof line to act as parapet with reveals and stained flat finish. The R-value of precast is 10. Precast wall between loading docks to be depressed and provide knock-out panels for future docks.

 F. Building steel bay size shall be approximately 40' x 40', with end bay adjusted as per plan. Ship's ladder to the roof.

 G. Single-ply, 45 mil EPDM ballasted roof with ship's ladder and roof hatch. The R-value of the roof system is 14.2. Melt-out smoke vents at a ratio of 1:75 (48 - 4' x 8').

 H.      Interior roof drains.

 I. Overhead doors shaft be 8' x 9' at exterior doors and 12' x 14' at the drive-in door. Bollard 6" concrete filled and painted at overhead doors.

 J.      Twelve (12) 20,000 lb. mechanical dock levelers.

 K.      ESFR fire sprinkler system in the warehouse area with fire pump.

 L. Included from the Commonwealth Edison transformer are 200 amp metering sockets and panel for each tenant and one (1) 150 amp house panel and two (2) 4" empty conduit from transformers to each of four tenants.

 M.      Addressable fire alarm system main panel at the Electrical Room.

 N.      Coordination of electrical, telephone and gas services to the building.

 DEMISING AND OFFICE/WAREHOUSE WALL

     A. Three (3) demising walls at 200 linear feet each, for a total of 600 linear feet full height, twenty (20) gauge, six inch (6") metal studs and 5/8" sheet rock fire taped.

 B. Office/warehouse walls (total 400 LF) full height, twenty (20) gauge, six inch (6") metal studs, insulation to ten feet (10') and sheet rock full height and taped warehouse side only.

 EXCLUSIONS

 A.      Office furniture, demountable partitions, racks, signage and fencing.

 B. In-rack fire sprinklers, lockers, mechanical and electrical distribution or hook-up of tenants' equipment. Warehouse destratification fans and summer ventilation.

 C.      Security, CRT, PA or telephone cables and systems.

 D.      Truck dock shelters, seals or canopy.

 E.      Land, survey, environmental items, interim financing and bonds.

 F.     Unsuitable soils, off-site work. Others to bring sanitary sewer to site.

 G.      Precast truck screening (to be landscaped).

 H.      Governmental fees and excess utility charges.

                                    EXHIBIT C
                          ATTACHED TO AND MADE PART OF
                          LEASE DATED JANUARY 30, 1998
               BETWEEN COLE TAYLOR TRUST No.97-7559, AS LESSOR AND
                         KVH INDUSTRIES, INC., AS LESSEE


1. All exterior signs shall be in accordance with Lessor's sign specifications.

2. Lessee shall not place unsightly objects against glass partitions or doors, nor cover any glass window or door with interior sign or signs.

3. Blinds, shades, awnings (except awning frames), window ventilators and other similar equipment visible from outside of the Building shall be installed by Lessee only in accordance with the prior written approval of Lessor.

4. Lessee shall not use any space in the Building for living quarters, whether temporary or permanent.

5. Lessee shall not keep inflammables, such as gasoline, kerosene, naphtha and benzine, or explosives, or any other articles of an intrinsically dangerous nature on the Premises. Lessee may, however, keep on the Premises such chemicals and other materials as are usual and customary for the type of business to be operated by Lessee, provided that all such chemicals and other materials shall be kept in such containers and in such manner as may be required by Lessor's policies of insurance, and further provided that the keeping of such chemicals or materials shall not increase the rate of insurance of any such policies of the Lessor.

6. Lessee shall place all trash and garbage in containers. If excess trash accumulates, Lessee shall arrange for special pickup.

7. All loading and unloading of goods shall be done only at such times in the areas and through the entrances designated for such purpose by Lessor. All vehicles shall use driveways in accordance with designated traffic pattern.

8. Lessee shall have full responsibility for protecting the premises and the property located therein from theft and robbery, and shall keep all doors, windows and transoms securely fastened when not in use.

9. Lessee shall keep the Premises free and clear from rodents, bugs and vermin, and will at Lessee's sole cost and expense use exterminating services when so requested by Lessor.

10. Lessee shall keep the Premises at a temperature sufficiently high to prevent freezing of water in pipes and fixtures.

11. The outside areas of the Premises within the Building and any exterior entry door and loading bays which serve Lessee exclusively shall be kept clean by the Lessee, and the Lessee shall not place or permit any obstructions, merchandise or machines of any kind in such areas.

                            LESSOR EXONERATION RIDER

This LEASE is executed as lessor by COLE TAYLOR BANK, not personally, but solely as Trustee as aforesaid and it is expressly understood and agreed by and between the parties hereto, anything in this Lease to the contrary notwithstanding, that each and all of the covenants, undertakings and agreements in this Lease contained are made and intended not as personal covenants, undertakings and agreements of COLE TAYLOR BANK, or any of its officers, agents or employees, but this Lease is executed and delivered by the undersigned Lessor solely as Trustee as aforesaid and no personal liability or personal responsibility is assumed by, or shall at any time be asserted or enforced against COLE TAYLOR BANK, its officers, agents or employees, on account of any covenants, representations, undertakings or agreements in this Lease contained, or otherwise, either express or implied, all such personal liability, if any, being hereby expressly waived and released, it being understood that the Lessee or anyone claiming by, through or under the Lease shall look solely to the trust property for the enforcement or collection of any such liability. By way of illustration only and without limitation of the foregoing, it is further understood and agreed that neither the Lessor nor the said COLE TAYLOR BANK individually shall have any duty whatsoever with reference to the upkeep, maintenance or repair of said premises and makes no representations with reference to the condition of, or the title to, said premises. The Lessee hereunder is hereby charged with knowledge that the Lessor does not, in fact, have possession of nor exercise any dominion over the trust property or the income or avails therefrom. It is further expressly understood and agreed that this lease is signed by the undersigned Lessor solely for the purpose of subjecting the title to the trust property to the terms of this Lease and for no other purpose whatsoever. Any conveyance of the demised premises by the undersigned Lessor shall operate to release the Lessor and COLE TAYLOR BANK in every capacity from any and all obligations, if any, under this Lease. It is further expressly understood and agreed that no duty shall rest upon the Lessor or COLE TAYLOR BANK to sequester the trust property or the rents, issues and profits arising therefrom, or the profits arising from any sale or other disposition thereof.

                           TENANT ESTOPPEL CERTIFICATE
January 18, 1999


KeyBank National Association
10 West Market, 9th Floor
Indianapolis, Indiana 46204

Attn. Jane Butler

Re: 400 W. 185th Street, Tinley Park, IL

Ladies and Gentlemen:

The undersigned (the "Lessee) is the lessee of approximately 22,979 rental square feet of space (the "Leased Premises") in premises located at the above-captioned address (the "Property"), under the terms of a lease (the "Lease") with Cole Taylor Bank, as Trustee ("Lessor").

At your request, and knowing that you and your successors and assigns will rely upon the accuracy of the information and the representations contained herein in making a loan to the Lessor on the security of; among other things a mortgage on the Property (the "Mortgage"), the Lessee certifies to you7 and to your successors and assigns, as follows;

1. A true, correct and complete description of the Lease, including all amendments and modifications thereto is attached hereto as Exhibit A.

2. The Lease is a valid lease, is in full force and effect, represents the entire agreement between the parties and is binding and enforceable against Lessee in accordance with its terms.

3. The commencement date of the term of the Lease is April 1, 1998.

4. The Lease has not been modified, supplemented, amended, renewed or otherwise changed in any way, except as indicated therein or by the agreements referred to in Schedule A hereto.

5. No payments are required to be made to the Lessee by the Lessor and all work required by the Lease to have been performed by the Lessor has been completed in accordance with the provisions of the Lease.

6. (a) The fixed or minimum monthly rental presently payable under the terms of the Lease is as set forth in the Lease has been paid through January 31, 1999.

     (b) If applicable, the percentage rent payable under the terms of the Lease is as set forth in the Lease and has been paid through N/A.

         (c) All escalation rent (e.g. charges for taxes, maintenance and common & areas, cost of living increases, etc.) payable under the terms of the Lease has been paid through January 31, 1999, and the Lessee is not presently contesting its pro rata share thereof.

         (d) If applicable, all other additional rent, if any, payable under the terms of the Lease has been paid through N/A.

7. The Lessee claims no offsets, set-offs, rebates, concessions, abatements or "free" rent or defenses against or with respect to any fixed or minimum rent, escalation rent, additional rent, percentage rent or other amount payable under the terms of the Lease. No advance rental or other payment under the Lease has been paid more than 30 days in advance of its due date. Lessor has not provided financing for or made loans or advances to, or invested in, the business of Lessee.

8. Neither the Lessor nor the Lessee is in default in the performance or observance of any of its obligations under the Lease and no event has occurred an no condition exists that, with the giving of notice of the passage of time, or both, would constitute a default under the terms of the Lease, except as follows: N/A

9. The amount of the security deposited under the Lease is $11,375.00.

10. The Lessee has no option to renew the Lease, cancel the Lease, or options or rights to lease any other space in, or to purchase all or any part of; the Property, except as provided in the Lease.

11. No action or proceeding instituted by the Lessee against the Lessor is pending in any court. There are no actions, voluntary or involuntary, pending against the Lessee under the United States Bankruptcy Code or any bankruptcy law or any state.

12. The Lessee is in actual possession of the Leased Premises.

                            [EXECUTION PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned Lessee has executed and delivered this Estoppel Certificate as of the _____ day of January 1999.


                                    LESSEE:

                                    KVH INDUSTRIES, INC.



                                    By:
                                    Name:  Richard C. Forsyth
                                    Title:  CFO

                       SUBORDINATION, NON-DISTURBANCE AND
                              ATTORNMENT AGRREMENT


THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (this "Agreement") is made and entered into as of this 18 day of January, 1999, by and among KVH Industries, Inc., a Delaware corporation ("Tenant"), with a mailing address of 50 Enterprise Center, Middletown, Rhode Island 02842, and Cole Taylor Bank, as Trustee wider Trust Agreement dated September 30, 1997 and known as Trust No. 97-7559 ("Landlord"), with a mailing address of 18020 S. Oak Park Avenue, Tinley Park, Illinois, and KeyBank National Association ("Mortgagee"), with a mailing address of 10 West Market, 9th Floor, Indianapolis, Indiana 46204.


                                    RECITALS:

A. Tenant is the Lessee under that certain lease executed between Tenant and Landlord, dated January 30, 1998 (as the same have been or may be modified or amended from time to time, the ("Lease"), which demises certain premises described in the Lease consisting of approximately 22,979 rental square feet in the building located at 8400 W. 185th Street, Tinley Park, Illinois (the "Premises") which constitute a portion of the real estate legally described in
Schedule I attached hereto and made a part hereof (the "Real Estate").

B. Mortgagee is making a loan (the "Loan") to Landlord which is secured, in part, by the lien of a Mortgage and Security Agreement executed and delivered by Landlord to Mortgagee encumbering the Real Estate (as the same may be modified from time to time, the "Mortgage").

     C. As a condition to making the Loan, Mortgagee requires the execution of this Agreement.

                                   AGREEMENT:

NOW, THEREFORE, in consideration of the covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby covenant and agree as follows:

         1. Tenant has delivered or identified in writing to Mortgagee concurrently herewith a true, correct and complete copy of the Lease. Landlord and Tenant each agree not to amend or modify the Lease or, except as specifically permitted in the Lease, accept a termination of the Lease without the prior written consent of the Mortgagee, which consent shall not be unreasonably withheld, and that no such amendment, modification or termination (except as specifically permitted in the Lease) will be effective as against Mortgagee or its successors or assigns without such consent.


         2. The Lease is and shall be subject and subordinate to the lien of the Mortgage and to all renewals, modifications, consolidations, replacements, and extensions thereof, to the full extent of the principal sum secured by the Mortgage, all interest accrued and from time to time unpaid thereon and any other amounts required to be paid by the terms of the Mortgage and the instruments secured thereby, unless Mortgagee elects to subordinate the Mortgage to the Lease. Tenant will in no event subordinate or agree to subordinate the Lease to any lien or encumbrance affecting the Real Estate or the Premises other than the Mortgage without the express written consent of Mortgagee, and any such attempted subordination or agreement to subordinate without such consent of Mortgagee shall be void and of no force and effect.

         3. Tenant agrees that from and after the date hereof in the event of any act or omission by Landlord under the Lease which would give Tenant the right, either immediately or after the lapse of a period of time, to terminate the Lease, or to claim a partial or total eviction, Tenant will not exercise any such right (a) until it has given written notice of such act or omission to Mortgagee in accordance with the provisions of Section 8 hereof, and, until and unless Mortgagee fails to remedy such act or omission within thirty (30) days after receipt of Tenant's notice for any act or omission involving the payment of money or which can reasonably be remedied within said thirty (30) day period, or in the case of any other act or omission which cannot reasonably be remedied within said thirty (30) days period, then Mortgagee shall have as long as necessary to remedy such act or omission (but not more than 60 days) provided (i) Mortgagee commences such remedy and notifies Tenant within said thirty (30) day period of Mortgagee's desire to remedy, and (ii) Mortgagee pursues completion of such remedy with due diligence following such giving of notice and following the time when Mortgagee shall have become entitled under the Mortgage to remedy the same. It is specifically agreed that Tenant shall not, as to Mortgagee, be entitled to require cure of any such default which is personal to Landlord, and therefore not susceptible of cure by Mortgagee, and that no such uncured default shall entitle Tenant to exercise any rights under the Lease with respect to Mortgagee, including without limitation any rights of set-off, off-set, rent abatement or termination, but that the Lease shall remain in full force and effect as between Mortgagee and Tenant except with respect to the provisions which are personal as to Landlord.

         4. Tenant agrees that neither the occurrence of any default in the Mortgage, the institution of proceedings to foreclose the lien thereof, the taking of possession by Mortgagee or by any receiver appointed in any foreclosure proceedings, the entry of a foreclosure decree, the sale of the Real Estate pursuant to such decree, the issuance of a deed to the purchaser at any such sale nor the issuance of a deed of the Real Estate in lieu of foreclosure or in settlement of amount due under the Mortgage will affect any obligation of Tenant under the Lease.

         5. Tenant understands that Landlord has executed and delivered to Mortgagee an assignment of the Landlord's interests in the leases of the Real Estate, including the Lease. Under the terms of such assignment, Landlord has agreed that Tenant is entitled to rely on any notices or demands from Mortgagee to make payments to Mortgagee, without any liability or any duty of inquiry on the part of the Tenant regarding whether Landlord is in default under the Mortgage. Accordingly, Tenant further agrees that upon receipt of written notice from Mortgagee of any uncured default by Landlord under the Mortgage or the Note secured by the Mortgage, all checks and payments for all or any part of the rentals and other sums payable by Tenant under the Lease shall be delivered to and drawn to the exclusive order of Mortgagee until Mortgagee or a court of competent jurisdiction shall otherwise direct.

         6. In the event Mortgagee should foreclose the Mortgage, Mortgagee will not join Tenant as a party defendant in any foreclosure proceedings, unless Tenant (and only to the extent Tenant) is deemed to be a necessary part, for so long as Tenant is not in default under the Lease beyond any applicable time period with respect to grace or cure. In the event Tenant defaults under the Lease, and such default continues beyond any applicable time period with respect to grace or cure, the obligations of Mortgagee under this Section 6 shall, at Mortgagee's election, become null and void, and Mortgagee may proceed to extinguish the Lease and all of Tenant's rights and interests in and to the Premises through foreclosure of the Mortgage.

         7. So long as Tenant shall not be in default under the Lease beyond any applicable grace or cure period, (a) Mortgagee shall not disturb Tenant's possession of the Premises, and, in the event Mortgagee or any designee, successor, or purchaser of the Real Estate (or any portion thereof which shall include the Premises) through foreclosure, deed in lieu of foreclosure, power of sale, any sale or plan of reorganization in bankruptcy, or other enforcement process (herein called a "Transferee"), shall succeed to the interests of the Landlord under the Lease, (i) such occurrence shall be deemed to create direct privity of estate and contract between Tenant and such Mortgagee or Transferee (as the case may be), with the same force and effect as if the Lease had been made directly between Tenant and the Mortgagee or Transferee (as the case may be), subject only to the limitations contained below in this Paragraph 7, and (ii) Tenant shall make full and complete attainment to Mortgagee or such Transferee as the successor landlord under the Lease. In the event that Mortgagee or any Transferee shall, in accordance with the foregoing, succeed to the interest of Landlord under the Lease, Mortgagee and any such Transferee shall not be:

         (a) liable for any act or omission of Landlord or any prior landlord, other than to remedy continuing defaults of which Mortgagee has received written Notice;

         (b) obligated to Tenant for any security deposit or other sums deposited with any prior landlord (including Landlord) under the Lease and not physically delivered to Mortgagee;

         (c) bound by any rent or additional rent which the Tenant might have paid for more than the current month to any prior landlord (including Landlord);

         (d) bound by any amendment or modification of the Lease or, except as provided in the Lease, any cancellation or surrender of this Lease made without the express written consent of Mortgagee subsequent to the date hereof;

         (e) subject to any offsets, claims or defenses which Tenant might have against any prior landlord (including Landlord);

         (f) obligated or liable to Tenant with respect to any moving or relocation allowance for any improvements to the Premises or any part thereof;

         (g) bound or liable under any oral notice given by Tenant to Landlord or any prior landlord; or

         (h) obligated or liable (financially or otherwise) on account of any representation, warranty, or indemnification obligation of Landlord with respect to hazardous materials, asbestos, or other environmental laws, claims or liabilities, whether expressly stated as such or subsumed within general obligations to comply with laws or preserve the benefits of Tenant's use and enjoyment of the Premises.

         8. All notices required or permitted by this Agreement shall be given by (i) hand delivery, (ii) U.S. Registered or Certified Mail, return receipt requested, or a nationally reputable overnight courier service, and shall be addressed to the recipient at the respective address specified in the opening paragraph of this Agreement. No notice shall be effective unless and until actually received.

         9. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                            [EXECUTION PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed and delivered this Agreement as of the date first above written.

Tenant:

KVH INDUSTRIES, INC.


By:
Name:  Richard C. Forsyth
Title: Chief Financial Officer

Landlord:

COLE TAYLOR BANK, as Trustee
under Trust Agreement dated
September 30, 1997 and
known as Trust No. 97-7559


By:
Name:
Title:

Mortgagee:

KEYBANK NATIONAL ASSOCIATION


By:
Name:
Title:


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State of Rhode Island
County Newport

         Then personally appeared Richard C. Forsyth the Chief Financial Officer of KVH Industries, Inc., and acknowledged the foregoing instrument to be his free act and deed, and the free act and deed of said corporation, before me.





                                                 Notary Public
                                                 My commission expires:  7/6/02



State of
County

         Then    personally     appeared     __________________________,     the
________________ of Cole Taylor Bank) as Trustee aforesaid, and acknowledged the foregoing instrument to be his free act and deed, and the free act and deed of said institution, as trustee, before me.


                                                     Notary Public
                                                     My commission expires:



State of
County

Then personally appeared __________________ the ________________ of KeyBank National Association, and acknowledged the foregoing instrument to be his free act and deed, and the free act and deed of said institution, before me.


                                                     Notary Public
                                                     My commission expires: